Exhibit 2.6

iMOBILEMAGIC

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 19th day of July, 2016, by and between SMITH MICRO SOFTWARE, INC., a Delaware corporation (“Buyer”), on the one hand, and each of the shareholders of the Company listed on Exhibit A hereto (the “Sellers”), on the other hand. Certain capitalized terms used in this Agreement are defined on Exhibit B hereto.

RECITALS

WHEREAS, Sellers own in the aggregate 100% of the outstanding share capital (the “Shares”) of iMOBILEMAGIC – MOBILE EXPERIENCES, LDA, a Portuguese limited liability company (sociedade por quotas) (the “Company”) as set out in Exhibit A;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, as well as the shareholders loans held by the Sellers towards the Company (the “Shareholders Credits”) as set out in Exhibit A, subject to the terms and conditions set forth herein;

WHEREAS, Seller Marco Leal wishes to sell to Buyer, and Buyer wishes to purchase from Seller Marco Leal, the share held by him in the share capital of the Portuguese company “Fammly, Lda.” as set out in Exhibit A; and

WHEREAS, the Buyer acknowledges and agrees that it has analyzed, along with its advisers, the Due Diligence Data and the representations and warranties of the Sellers to determine the purchase price and to take its decision to complete this Transaction pursuant to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION

1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (i) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares and the Shareholders Credits, free and clear of all Encumbrances, and (ii) Seller Marco Leal shall sell to Buyer, and Buyer shall purchase from Seller Marco Leal, the share held by him in the share capital of the Portuguese company “Fammly, Lda.”, free and clear of all Encumbrances, all for the consideration specified in Section 1.2. For the avoidance of doubt, Sellers shall also sell and transfer to Buyer at the Closing all of Sellers’ right, title and interest in Company Intellectual Property (including all Company Software and domain names) to the extent not already owned by the Company at the Closing.

1.2 Purchase Price.

(a) The aggregate purchase price for the Shares, Shareholders Credits and the share held by Seller Marco Leal in the share capital of the Portuguese company “Fammly, Lda.”, shall consist of the following consideration (collectively, the “Purchase Price”): (i) €500,000 in cash, plus €20,238 in cash corresponding to the difference between cash and debt (excluding the Shareholders Credits) of the Company as of 30 June 2016, in a total of €520,238 in cash (the “Cash Consideration”); (ii) €500,000 in value of Buyer’s common stock (the “Initial Shares”); and (iii) €1,000,000 in value of Buyer’s common stock to be held in escrow pursuant to the Escrow Agreement (the “Escrowed Shares”).

(b) The number of Initial Shares and Escrowed Shares issued to Sellers shall be determined based on the average of the closing trading price of Buyer’s common stock on its principal trading market for the five (5) trading days prior to the Closing Date, and the closing exchange rate from Euros to USD on the trading day prior to the Closing Date as quoted on Bloomberg (the “Closing Share Price”).

(c) The Initial Shares and the Escrowed Shares shall be registered for resale by Buyer pursuant to Section 5.10.

1.3 Escrowed Shares.

(a) The Escrowed Shares will be deposited by Buyer and held in an escrow account (the “Escrow Account”) managed by Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”) for the benefit of the Sellers, pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) to be executed and delivered by the parties and the Escrow Agent at the Closing. The Escrow Agreement will provide that the Escrowed Shares will be unconditionally released to Sellers on the 24-month anniversary of the Closing Date, and that Buyer shall have the right to repurchase the Escrowed Shares for a price corresponding to €1,000,000 (less the value of any Escrowed Shares which may have been delivered to Buyer as indemnity payment by Sellers up to a maximum amount of €100,000 pursuant to paragraph (b) below and the Escrow Agreement) plus interest at an interest rate of 10% per annum at any time during the 24-month period. The costs and fees to be charged by the Escrow Agent shall be shared equally between the Buyer and the Sellers. The Sellers shall be entitled to exercise (or direct the Escrow Agent to exercise) all the rights inherent to the Escrowed Shares not repurchased or otherwise cancelled to satisfy the indemnification obligations of Sellers, including, without limitation, any voting rights, subscription rights and rights to dividends with respect to the Escrowed Shares.

(b) The Escrowed Shares shall serve as security for the indemnification obligations of Sellers set forth in Article 8 or any other Transaction Document up to a total maximum amount of Escrowed Shares with an aggregate market value, based on the Closing Share Price, of €100,000 (one hundred thousand euros). If not repurchased as set out in Clause 1.3(a), the Escrow Agent shall deliver the Escrowed Shares to Sellers on the 24-month anniversary of the Closing Date; provided, that the Escrow Agent shall (i) unconditionally deliver Escrowed Shares with an aggregate market value, based on the Closing Share Price, of €900,000 (nine hundred thousand euros) to Sellers on the 24-month anniversary of the Closing

Date, and (ii) deliver the remaining Escrowed Shares with an aggregate market value, based on the Closing Share Price, of up to €100,000 (one hundred thousand euros), if any, that were not delivered to Buyer as payment for Buyer Damages or other indemnification obligations arising under this Agreement or any other Transaction Document. Any withheld Escrowed Shares, to the extent not applied in satisfaction of such indemnification obligations referred to in (ii) above, shall be delivered to Sellers promptly upon resolution of the disputes related to Buyer Damages or other indemnification obligations arising under this Agreement or any other Transaction Document. Nothing in this Section 1.3 shall be construed as limiting the liability of Sellers to the Escrowed Shares, nor shall payments from the Escrowed Shares be considered as liquidated damages for any breach under this Agreement or any other Transaction Document.

1.4 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m. Pacific time, no later than two Business Days after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), by electronic means, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). On Closing Date, the Parties agree to perform the actions listed in Clauses 1.5 and 1.6 below and agree that all such actions shall be deemed to have been taken and executed simultaneously and no such action shall be deemed taken or executed until all such actions have been taken and executed.

1.5 Deliveries by Sellers. At the Closing, Sellers shall take all steps necessary to place Buyer in actual possession and operating control of the Shares and the Company and deliver the following items, duly executed by Sellers as applicable, all of which shall be in a form and substance reasonably acceptable to Buyer and Buyer’s counsel (collectively, the “Transaction Documents”):

(a) originals of the Company’s (i) corporate books of account which comprise its permanent accounting or tax records, and (ii) minute books and online access code to commercial registry certificate of the Company;

(b) a short-form “Share Transfer Agreement” providing for the transfer of the Shares, the Shareholders Credits and the share held by Seller Marco Leal in Fammly, Lda., under Portuguese law, in customary form;

(c) such other specific instruments of sale, transfer, conveyance and assignment (if any) as Buyer may reasonably request to permit Buyer to take actual possession and operating control of the Shares and the Company;

(d) any and all documents (if any) which may be necessary to properly record the assignment and transfer to Buyer of all of Sellers’ right, title and interest in and to the Company Intellectual Property, including all Company Software, and any domain names or URLs identified in Schedule 1.5(d);

(e) the Escrow Agreement;

(f) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.1 of this Agreement; and

(g) copies of the resignation letters duly signed by each member of the board of directors (gerentes) of the Company and delivered to the Company and Buyer, (i) with immediate effect insofar as permitted by law in the case of the resignation letter of Mr. António Murta, and (ii) with effect within thirty (30) calendar days after the Closing Date, in the case of Mr. Marco Leal.

1.6 Deliveries by Buyer. At the Closing, Buyer shall deliver the following items, duly executed by Buyer as applicable, all of which shall be in a form and substance reasonably acceptable to Sellers and Sellers’ counsel:

(a) evidence of payment of the Cash Consideration by wire transfer to the Sellers’ bank accounts as specified in Exhibit A in immediately available funds;

(b) evidence of delivery and transfer of the Initial Shares to the Sellers or irrevocable instructions to Buyer’s transfer agent instructing it to issue the Initial Shares to the Sellers;

(c) evidence of delivery and transfer of the Escrowed Shares to the Escrow Agent under the Escrow Agreement or irrevocable instructions to Buyer’s transfer agent instructing it to issue the Escrowed Shares to the Escrow Agent pursuant to the Escrow Agreement; and

(d) all Transaction Documents to which Buyer is an intended party.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on Schedule 2 (the “Sellers Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 2 and as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a Section of the Sellers Disclosure Schedule shall be deemed disclosed for all other purposes of the Sellers Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other Section of the Sellers Disclosure Schedule, that such disclosure is applicable to such other Section of the Sellers Disclosure Schedule), which Sellers Disclosure Schedule may refer with reasonable specificity to certain page numbers and/or data contained in the Due Diligence Disk, or in other forms of written Due Diligence Data, Sellers hereby represent and warrant as of the date hereof to Buyer as follows:

2.1 Organization and Authority of Sellers. Each Seller which is an entity is duly organized and validly existing under the Laws of Portugal and has all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to carry out the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance by each Seller which is an entity of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller. Each of this Agreement and the other Transaction Documents to which Sellers are a party constitutes, or upon execution and delivery, will constitute the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

2.2 Organization, Authority and Qualification of the Company. The Company is duly organized and validly existing under the Laws of Portugal and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the properties leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Schedule 2.2 sets forth each jurisdiction in which the Company is licensed or qualified to do business, or has active customers that are serviced from other countries.

2.3 Organizational Documents; Books and Records.

(a) The Company is not in violation of any of the provisions of its Organizational Documents, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result in such a violation.

(b) Sellers have provided to Buyer (or will provide at Closing) accurate, correct and complete copies of (i) the Organizational Documents of the Company, including all amendments thereto, as presently in effect; (ii) minutes, if any, and all other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of (A) the shareholder(s) of the Company and (B) the Board of Directors of the Company approving or related to the Transaction; and (iii) all books of account and other financial records of the Company for the last two fiscal years and any interim period prior to the date hereof. Sellers shall have access to all the foregoing records for a period of up to five (5) years following Closing to the extent reasonably necessary for Sellers’ tax and/or audit purposes.

(c) The minute books of the Company accurately and completely reflect all material corporate actions of its shareholders and its Board of Directors.

2.4 Capitalization of Company.

(a) The authorized, issued and outstanding share capital of the Company as of the date hereof is set forth on Schedule 2.4(a). All of the outstanding share capital of, or other ownership interest in, the Company is owned by Sellers, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other ownership interests). There are no outstanding (i) securities of the Company convertible into or exchangeable for shares or other voting securities or ownership interests in the Company or (ii) options or other rights to acquire from the Company, or obligation on the part of the Company to issue, any shares, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any shares, voting securities or ownership interests in, the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of Sellers or the Company to repurchase, redeem or otherwise acquire any outstanding Company Securities. All of the outstanding share capital of the Company has been duly authorized and is validly issued and fully paid, have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements, and are free and clear of all Encumbrances.

(b) There is no (i) contract under which the Company or any Seller is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any Company Securities; or (ii) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to any Company Securities. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

2.5 Consents.

(a) No consents, waivers, approvals, orders and authorizations of, or registrations, declarations or filings with, or notices to any Governmental Authority are required by, or with respect to, Sellers or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transaction or any part thereof (each, a “Governmental Consent”).

(b) No consents or waivers are required from any third party under any Company Contracts as a result of the Transaction.

2.6 Absence of Conflicts. The execution, delivery and performance of this Agreement or any other Transaction Document by Sellers do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any provisions of Sellers’ Organizational Documents or (ii) any terms or requirements of any Governmental Approval;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or Order to which Sellers or the Company is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Company Contract; or (iv) revoke, suspend or modify any Governmental Approval;

(c) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares; or

(d) require Sellers or the Company to obtain any material Consent or make or deliver any material filing or notice with or to a Governmental Authority.

2.7 Subsidiaries. Except for the Portuguese company “Fammly, Lda.”, the Company does not own, directly or indirectly, any share capital of or any other equity interest in, or control, directly or indirectly, any other Person and the Company is not or has not been, directly or indirectly, a party to, member of or participant in any partnership, limited liability company, joint venture or similar business entity. The shares of capital stock of Fammly, Lda. owned by the Company or transferred to Buyer by Seller Marco Real constitute all of the issued and outstanding capital stock of Fammly, Lda. as of the Closing, and the Company will have good, marketable and indefeasible title to all such capital stock, free and clear of all Encumbrances. Fammly, Lda. has no Liabilities or employees, and has had no material operations or assets since its inception.

2.8 Financial Statements.

(a) The Company has delivered to Buyer complete copies of its yearend financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2015, 2014 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Yearend Financial Statements”), and interim financial statements consisting of the balance sheet of the Company as at June 30, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Yearend Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Yearend Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of June 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with IFRS.

(b) The Company has no liabilities, material obligations or material commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. The Company has reserved all liabilities for Taxes and such reserves are properly reflected in the Financial Statements.

(c) At Closing, the Company will have no Indebtedness (excluding the Shareholders Credits).

(d) The Company has in place a revenue recognition policy that is consistent with IFRS.

2.9 Absence of Undisclosed Liabilities.

(a) All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services. Since the Balance Sheet Date, the Company has paid all of its accounts payable in the ordinary course of business consistent with past practices and the terms of such accounts payable, and have not delayed or renegotiated payment of, or refused to pay, any of its accounts payable, except consistent with its past practices.

(b) Neither Sellers nor the Company has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. To the Knowledge of Sellers and the Company, none of the Employees of the Company has been convicted of, or pleaded guilty or no contest to, any criminal violation.

(c) The Company has not been a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any material obligation or other material liability of any Person.

2.10 Absence of Changes. Since the Balance Sheet Date and until the date hereof, (i) the Company has conducted its business in the ordinary course of business; (ii) to the Knowledge of Sellers and the Company, no event or circumstance has occurred that would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 4.1 or Section 4.2 if such action or omission were taken between the date of this Agreement and the Closing Date; and (iv) except as set forth in Schedule 2.10, there has not been any:

(a) material transactions by the Company, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to any Organizational Document of the Company;

(c) capital expenditure or capital commitment by the Company in any amount in excess of €25,000 in any individual case or €75,000 in the aggregate;

(d) destruction of, material damage to or material loss of any material assets, business or customer of the Company (whether or not covered by insurance);

(e) material work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any material labor, employment and/or safety matter involving the Company, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(g) material revaluation by the Company of any material assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, with the exception of any write-offs that may be or have been requested by Buyer which are disclosed in Schedule 2.10(g);

(h) Employee terminations or layoffs by the Company, it being understood that termination of employees for poor performance or for cause shall not constitute a violation of this clause (h);

(i) (i) grant of any severance or termination pay to any Employee by the Company, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Sellers Disclosure Schedule, (ii) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Employee, except as otherwise disclosed in Schedule 2.10(i)(ii) or (iii) increase in the salaries, wage, rates or other compensation of Employees, other than payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in Schedule 2.10(i)(iii) or increases in compensation due to employee promotions in the ordinary course of business consistent with past practices;

(j) entering into of any Material Contract (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, expiration, extension, amendment or modification of the terms of any Material Contract or any waiver, release or assignment of any material rights or claims thereunder, except in the ordinary course of business and consistent with past practices;

(k) sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any Encumbrance on such assets or properties;

(l) loan by the Company to any Person, incurrence by the Company of any indebtedness for borrowed money, guarantee by the Company of any indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(m) waiver or release of any material right or claim of the Company, except in the ordinary course of business and consistent with past practices;

(n) to the Knowledge of Sellers and the Company, commencement, or written notice or threat of commencement, of any lawsuit or proceeding against, or investigation of Sellers or the Company or commencement or settlement of any litigation by Sellers related to the Company;

(o) (i) transfer or sale of any rights to any material Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for any of the foregoing, or (ii) material change in pricing or royalties set or charged by the Company to its customers or licensees or to the Company;

(p) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to Company Products, except in the ordinary course of business;

(q) issuance, grant, delivery or sale (or authorization of the same) by the Company of any Company Securities; or

(r) to the Knowledge of Sellers and the Company, agreement by Sellers or the Company, or any officer or Employees thereof, to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Buyer and its representatives regarding the Transaction).

2.11 Accounts Receivable. Schedule 2.11 contains an aging schedule of all accounts of the Company as of June 30, 2016, indicating a range of days elapsed since being invoiced. All of the accounts receivable included in Schedule 2.11 represent bona fide transactions that arose in the ordinary course of business, are carried at values determined in accordance with IFRS consistently applied and in accordance with the Company’s historic past practice.

2.12 Products; Inventory. Schedule 2.12 sets forth by name or description all products and services that are currently, or have been at any time since January 1, 2013, licensed, sold, published, offered or under development by the Company (“Company Products”). The Company has no inventory of Company Products or components thereof, whether held by the Company or third parties.

2.13 Restrictions on Business Activities. Except as set forth on Schedule 2.13, there is no Company Contract or judgment, injunction, order or decree to which Sellers or the Company is a party or specifically subject, that has the effect of prohibiting or impairing any business practice of the Company in a material respect or otherwise limiting the freedom of Buyer to continue the business of the Company after Closing. Without limiting the generality of the foregoing, and except as set forth on Schedule 2.13, neither Sellers nor the Company has (i) entered into any agreement which is a Company Contract or by which the Company is subject, under which Sellers, the Company or Buyer (after the Closing) is or would be restricted from selling, licensing, manufacturing or otherwise distributing any of the Company Products to any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any Company Products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

2.14 Material Contracts.

(a) Schedule 2.14(a) sets forth as of the date hereof an accurate, correct and complete list of all Company Contracts to which any of the descriptions set forth below apply (the “Material Contracts”), true and correct copies of which have been made available to Buyer in the Due Diligence Data, including all material amendments, supplements, modifications and waivers thereof:

(i) Employment agreements;

(ii) Leases or other agreements to purchase or use real property;

(iii) Leases for personal property and equipment;

(iv) IP Licenses;

(v) Any outstanding Contract for capital expenditures or for the purchase of goods or services for the Company in excess of €25,000;

(vi) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits primarily relating to the Company;

(vii) Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;

(viii) Any Contract granting or receiving any right, title or interest in or to real property;

(ix) Any Contract with any Governmental Authority;

(x) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(xi) Any Contract relating to any license or royalty arrangement;

(xii) Any power of attorney, proxy or similar instrument;

(xiii) Any Contract for the manufacture, service or maintenance of any Company Product;

(xiv) Any requirement or output Contract with respect to the Company Products;

(xv) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

(xvi) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area primarily relating to the Company or which would be binding on Buyer or the Company after the Closing;

(xvii) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of €50,000 or more; and (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; and

(xviii) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by the Company of an aggregate amount or value in excess of €25,000 on an annual basis or that otherwise is material to the Company.

(b) Each Material Contract is currently valid and in full force and effect, and is enforceable by Sellers in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(c) (i) The Company is not in default in a material respect, and no party has notified Sellers that it is in default in a material respect, under any Material Contract. To the Knowledge of Sellers, no event has occurred as of the date hereof and no circumstance or condition exists, that will be reasonably likely to (with or without notice or lapse of time): (A) result in a violation or breach of any of the provisions by the Company of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (D) otherwise have a Material Adverse Effect on the Company in connection with any Material Contract; and

(ii) The Company has not waived any material rights under any Material Contract.

(d) To the Knowledge of Sellers and the Company, each Person against which the Company has or may acquire any rights under any Material Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to the Company.

(e) To the Knowledge of Sellers and the Company, the performance of the Material Contracts will not result in any violation of, or failure by the Company to comply, in any material respect, with any Legal Requirement.

(f) There is no outstanding or pending claim under any insurance policy of the Company.

2.15 Title; Sufficiency; Condition of Assets.

(a) Sellers have good and valid title to and have the right to sell, assign and deliver the Shares to Buyer, free and clear of all Encumbrances of any kind or nature.

(b) The assets of the Company at Closing include all the material assets necessary to permit Buyer to conduct the Company after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements and Company Contracts; provided that the foregoing is not intended to be and shall not be construed as any form of covenant, representation or warranty as to infringement of any third party’s Intellectual Property Rights by the Company or the sufficiency of the Company Intellectual Property, which matters are addressed solely by Section 2.17.

(c) All tangible assets of the Company are (i) in good operating condition and repair, ordinary wear and tear excepted; and (ii) adequate for continued use in the manner in which they are presently being used.

2.16 Real Estate Property Leases. Schedule 2.16 sets forth an accurate, correct and complete identification of the sole Real Estate Property Lease (including the street address of the Leased Real Estate Property and the name of the lessors). The Company has been in lawful possession of the premises covered by the Real Estate Property Lease since the commencement of the original term of such Lease. The Company has provided to Buyer accurate, correct and complete copy of such Real Estate Property Lease. The Real Estate Property Lease is valid and effective in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity, and, to the Knowledge of Sellers and the Company, there exists no material default thereunder or occurrence or condition which would result in a material default thereunder or termination thereof.

2.17 Intellectual Property.

(a) Notwithstanding the information contained in Schedule 2.17(a), the Company does not own or hold any Registered Intellectual Property.

(b) The Company does not own or hold any Patent.

(c) Each item of Company Intellectual Property is owned solely by the Company free and clear of any Encumbrances. Neither Sellers nor any Company is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or Buyer in Company Intellectual Property. There are no Contracts pursuant to which a third party has licensed Intellectual Property Rights to the Company, other than non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course (“In-Licenses”). The Company Intellectual Property constitutes all the Intellectual Property Rights necessary to the conduct of the business of the Company as it is currently conducted.

(d) Schedule 2.17(d) lists all (i) Contracts pursuant to which Sellers or a Company has granted a third party a license to or covenant not to sue with respect to any material Company Intellectual Property (other than non-exclusive licenses granted to end-user customers in the ordinary course in connection with the sale or licensing of the Company Products) or (ii) any Contract pursuant to which a third party has been granted any ownership rights (including any exclusive license rights) in any portion of software that is or has been incorporated in or bundled with Company Software (“Out-Licenses,” together with the In-Licenses, the “IP Licenses”).

(e) The Company is in compliance with and has not materially breached, violated or defaulted under, nor has the Company received notice that is has materially breached, violated or defaulted under, any of the terms or conditions of any IP License, nor do Sellers or the Company have Knowledge of any event or occurrence that could reasonably be expected to constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both). Each such IP License is in full force and effect, and the Company is not in material default thereunder, nor to the Knowledge of Sellers or the Company is any party obligated to the Company pursuant to any such agreement in material default thereunder. Following the Closing Date, subject to receipt of any Consents or Governmental Consents, the Company will be permitted to exercise all of its rights under such IP Licenses to the same extent it would have been able to had the Transaction not occurred and without the payment of any additional material amounts or consideration.

(f) To the Knowledge of Sellers and the Company, the use of Company Intellectual Property by the Company, as currently used and previously used in the Company (including the reproduction and distribution of Company Products) has not infringed and does not infringe any other Person’s right of privacy, right in personal data, patent, trademark, service mark, trade name, firm name, logo, trade dress, or other Intellectual Property Right (other than the rights set forth in the following sentence), or give rise to any claim of unfair competition. The use of Company Intellectual Property and Company Software by the Company, as currently used and previously used in the Company (including the reproduction and distribution of Company Products), has not infringed and does not infringe any other Person’s copyright or trade secret rights. No funds or facilities of any university were used in the development of Company Intellectual Property in a manner that would give rise to any right by the university to the Company Intellectual Property. The Company has not received notice of any claims (i) challenging the validity, enforceability, effectiveness or ownership by Sellers or the Company of any Company Intellectual Property, or (ii) alleging that Sellers or the Company infringes on any Intellectual Property Rights of any Person and to the Knowledge of Sellers and the Company, no such claims are threatened by any Person against Sellers or the Company. The Company has not received notice of any legal or governmental proceeding, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Company Intellectual Property, other than review of pending patent and trademark applications, and Sellers are not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the Knowledge of Sellers and the Company, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party or Employee.

(g) The Company has secured from all Persons (including current and former Employees) who have created any Company Intellectual Property a valid and enforceable written assignment of such Intellectual Property Rights or the Company exclusively owns such Intellectual Property Rights by operation of law.

(h) Schedule 2.17(h) lists all Company Software. Except as indicated in Schedule 2.17(h), no Company Software is subject to any source code escrow or other agreement that would require the Company to disclose the source code to a third party.

(i) As detailed in Schedule 2.17(i), Sellers and the Company have taken reasonable measures to protect the proprietary nature of any material Trade Secrets that are Company Intellectual Property, including requiring all current and former employees, consultants and contractors of Sellers and the Company who have engaged in the development or creation of any material Company Intellectual Property to execute appropriate confidentiality and intellectual property assignment agreements. Sellers and the Company each have no Knowledge of any violation or unauthorized disclosure of any Trade Secret constituting Company Intellectual Property.

(j) The Company has not knowingly included in any Company Product any undisclosed computer code designed to disrupt, disable or harm in any manner the operation of the Company Product or any other software or hardware.

(k) The In-Licenses include all licenses, sublicenses and other agreements pursuant to which the Company is authorized to use any Intellectual Property Rights in or bundled with the Company Products.

(l) No Company Product distributed by the Company is subject to the term of the General Public License (GPL) or similar open source license requiring the Company to make available or distribute the source code for such Company Product or purports to restrict the Company’s ability to charge for distribution of or to use any Company Product for commercial purposes.

(m) Except as set forth on Schedule 2.17(m), neither Sellers nor the Company have used Publicly Available Software in whole or in part in the development of any Company Product in a manner that may subject a Company Product, in whole or in part, to the license obligations of any Publicly Available Software. To the Knowledge of Sellers and the Company, no source code licensee of the Company has received from the Company or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property owned by the Company in a manner that may subject Company Intellectual Property owned by the Company to all or part of the license obligations of any Publicly Available Software.

(n) None of the Company’s professional services agreements with customers, agreements with merchants, agreements with outside consultants for the performance of professional services, nor any agreement or license with any end user or reseller of Company Products, confers upon any Person other than the Company any ownership right with respect to any Company Intellectual Property developed in connection with such agreement or license.

(o) Neither Sellers nor the Company has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any Person.

(p) Neither Sellers nor the Company has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of any material Company Intellectual Property or restrict the ability of the Company to enforce, license, or exclude others from using Company Intellectual Property.

(q) In connection with its collection, use, storage, processing, distribution, transfer (including across national borders), import, export, disposal or disclosure (whether electronically or in any other form or medium) of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material aspects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party, and the Company has obtained all necessary Governmental Approvals. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure as required by applicable laws. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Seller has received any written notice or complaint, or other written charge or accusation, of violation of any laws pertaining to the processing of Personal Information. To the Knowledge of the Sellers and the Company, the Company has not experienced any incident in which any Personal Information was or may have been stolen or subject to any unauthorized access or use that would trigger a requirement to notify data subjects or any Governmental Authority, or that otherwise has resulted in, or would reasonably be expected to result in, any material liability of the Company.

2.18 Customers, Distributors and Suppliers.

(a) Schedule 2.18(a) lists each customer that, together with such customer’s Affiliates, contributed more than ten percent (10%) of the revenues of the Company derived from Company Products in the twenty-four (24) months ending December 31, 2015. Except as set forth in Section 2.18 of the Disclosure Schedule, neither Sellers nor the Company has received written notice from any such customer listed on Schedule 2.18(a) indicating that such customer intends to materially reduce or not continue its business relationship with the Company.

(b) Schedule 2.18(b) sets forth a true, accurate and complete list of each distributor or reseller through which the Company currently distributes Company Products where such distributor or reseller accounts for more than ten percent (10%) of the revenues of the Company derived from Company Products in the twenty-four (24) months ending December 31, 2015.

(c) Neither Sellers nor the Company has received any written notice, and otherwise has no Knowledge, that any current customer or distributor identified in Schedule 2.18(a) or Schedule 2.18(b) may cease acting as distributor of Company Products or cease dealing with the Company, otherwise materially reduce the volume of business transacted with the Company or is materially dissatisfied with the service the Company provides such Person. During the twenty-four (24) months ended December 31, 2015, there has been no cancellation of a material amount of backlogged orders in excess of the average rate of cancellation prior to such period.

(d) Neither Sellers nor the Company, nor to the Knowledge of the Sellers and the Company any of their respective officers or employees, has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, or governmental employee, who was or is in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which would reasonably be expected to subject the Company (or Buyer after consummation of the Transaction) to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(e) Neither Sellers nor the Company has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current or former customers of the Company in violation of any law or material agreement.

2.19 Product Warranties; Defects; Liabilities; Services.

(a) All forms of agreement pursuant to which the Company currently sells or distributes Company Products have been provided to Buyer. No warranty claims have been made by any customer against the Company in connection with any defect of Company Products. Except for the Company Contracts, no Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Legal Requirements.

(b) To the Knowledge of the Sellers and the Company, no Company Product sold or licensed, as the case may be, by the Company prior to the Closing failed to conform to applicable specifications in a manner that would give rise to a material warranty claim by the purchaser or licensee thereof.

(c) The Company maintains no product warranty reserves with respect to Company Products.

2.20 Employees and Consultants; Benefit Plans.

(a) Schedule 2.20(a) sets forth as of the date hereof the name, title and annual salary or hourly wage rate (including any guaranteed bonus) with respect to each current employee of the Company (collectively, the “Employees” and individually, an “Employee”) (including any Employee who is on a leave of absence). Except as set forth in Schedule 2.20(a), each Employee is covered by an employment contract the terms of which have been disclosed in the Due Diligence Data.

(b) Schedule 2.20(b) sets forth a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Buyer and are identified in Schedule 2.20(b). Any Persons now or heretofore engaged by the Company as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Legal Requirements.

(c) Schedule 2.20(c) sets forth a true and complete list of any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former Employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any liability, or with respect to which Buyer would reasonably be expected to have any liability, contingent or otherwise.

(d) (i) None of the Employees has given Sellers or the Company notice or any other communication terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or otherwise in connection with the Transaction, or, to the Knowledge of Sellers and the Company, explicitly expressed to an officer of Sellers or the Company that he or she will not continue employment with the Company after Closing; (ii) the Company does not have a present intention to terminate the employment of any current employee prior to the Closing; (iii) to the Knowledge of Sellers and the Company, no current Employee has received, or is currently considering, an offer to join a business that likely would be competitive with the Company; (iv) to the Knowledge of Sellers and the Company, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a Material Adverse Effect on the Company; (v) to the Knowledge of Sellers and the Company, no current Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company; and (vi) neither Sellers nor the Company is or has at any time been engaged in any formal dispute or litigation with an Employee regarding intellectual property included in the Company Intellectual Property.

(e) Neither Sellers nor the Company is presently, nor have they been in the past, a party to or bound by any union contract or collective bargaining agreement with respect to the Company or the Employees. Sellers and the Company have no Knowledge of any activities or proceedings of any labor union to organize any Employees.

(f) There is not now pending and, to the Knowledge of Sellers and the Company, no Person has threatened in writing to commence any material slowdown, work stoppage, labor dispute or union organizing activity with respect to the Company, nor to Sellers’ or the Company’s Knowledge has any event occurred, or any condition or circumstance exist, that would reasonably be expected to give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity with respect to the Company.

(g) (i) The Company is not liable for any severance pay, bonus compensation, acceleration or vesting of any cash payment (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any current or former Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Legal Requirements or otherwise; and (ii) as a result of or in connection with the Transaction or as a result of the termination of any Persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under benefit or severance policy, practice, agreement, plan, program, Legal Requirements applicable thereto or otherwise, including severance pay, bonus compensation or similar payment (other than accrued salary, vacation, or other paid time off), or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance, any cash benefit due any Employee (other than accrued salary, vacation, or other paid time off).

(h) As of the Closing Date, the Company shall have satisfied in full all of its obligations to current or former Employees, consultants and contractors for any severance pay or any other payments of the Company when due, except for normal accrued vacation or other paid time off in the normal course of business, as reflected on the Financial Statements and consistent with past practice.

(i) The Company has complied in all material respects with all applicable material Legal Requirements, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(j) There are no claims pending or, to Sellers’ or the Company’s Knowledge, threatened, before any Governmental Entity by or related to any Employee for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity regarding any Employee arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, to Sellers’ or the Company’s Knowledge, threatened, or reasonably anticipated claims or actions against the Company under any workers compensation (or worker injury) policy or long-term disability policy with respect to any Employee.

(k) The Company, and to Sellers’ or the Company’s Knowledge each Employee, is in compliance with all applicable visa and work permit requirements with respect to each Employee of the Company, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.

2.21 Governmental Approvals. The Company has obtained all Governmental Approvals that are necessary in connection with is ownership and use of its properties or assets, other than such Governmental Approvals the failure of which to have would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 2.21 sets forth an accurate, correct and complete list of each such Governmental Approval. Each such Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Sellers or the Company, threatened, any Proceeding which would result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. The Company has provided to Buyer accurate, correct and complete copies of all of the Governmental Approvals identified in Schedule 2.21, including all material renewals thereof and all material amendments thereto.

2.22 Compliance with Laws. Sellers and the Company have operated the Company in compliance with all Legal Requirements that are applicable to the Company, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate. Neither Sellers nor the Company have any Knowledge of nor received any written notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement which could reasonably be expected to have a Material Adverse Effect on the Company.

2.23 Proceedings and Orders.

(a) As of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers or the Company, threatened against or affecting the Company or Sellers’ rights in the Company.

(b) Neither Sellers nor the Company are subject to any Order or, to the Knowledge of Sellers or the Company, any proposed Order, except to the extent that any such Order, if issued or otherwise put into effect, would not reasonably be expected to have a Material Adverse Effect on the Company.

2.24 Environmental Matters.

(a) Hazardous Material. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Legal Requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and other hazardous substances, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”), which would require remedial or corrective action under the Environmental Laws.

(b) Hazardous Materials Activities. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Legal Requirements, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Legal Requirements promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity (“Environmental Laws”).

(c) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Sellers’ or the Company’s Knowledge, threatened, concerning any Hazardous Material or any Hazardous Materials Activity of the Company.

2.25 Taxes.

(a) The Company has prepared and timely filed all of its material Tax Returns. No Seller is responsible for Taxes on any item of profit, loss or revenues of the Company. All such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable laws.

(b) The Company (i) has paid all Taxes it is required to pay attributable to or imposed with respect to the Company and (ii) has withheld or paid with respect to Company Employees (and timely paid over any amounts withheld to the appropriate taxing authority) all applicable income taxes and social security charges and similar fees, and other Taxes required to be withheld or paid. No claim has ever been made, which claim remains outstanding, by an authority in a jurisdiction where the Company did not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) There are (and immediately following the Closing there will be) no liens on the Shares or the Company relating to or attributable to Taxes (other than liens for Taxes not yet due and payable).

(e) The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract which would become a Company Contract. The Company is not a party to any joint venture, partnership, other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes. The Company has not been a member of an affiliated group (other than a group the common parent of which was the Sellers) and has no liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(f) The Company has treated itself as owner of all of its assets for Tax purposes.

2.26 Brokers. Except as set forth in Schedule 2.26 of the Disclosure Schedule, the Company has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

2.27 Solvency. No Seller is entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is indebted. As of the date hereof, each Seller is solvent under the applicable law of such Seller’s residence or jurisdiction.

2.28 Bank Accounts. Schedule 2.28 sets forth an accurate and complete list of all Bank Accounts, including the names and addresses of the financial institutions in which the Company has a Bank Account and the names of all persons authorized to draw thereon or with access thereto.

2.29 No Other Agreement. Other than for sales or licenses of assets in the ordinary course of business, neither Sellers nor the Company has entered into any Contract with respect to the sale or other disposition of share capital of the Company, except as set forth in this Agreement.

2.30 Foreign Corrupt Practices Act. Neither Sellers (with respect to the Company) nor the Company (including any of their respective officers or directors) has taken any action which would cause either of them to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any equivalent or similar foreign law.

2.31 Export Controls. Sellers (with respect to the Company) has not violated in any material respect any Legal Requirements relating to export control and trade embargoes, including the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq., or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, neither Sellers (with respect to the Company) nor the Company has been a party to, been a beneficiary under or has performed any service or sold any product under any Company Contract under which a product has been sold to customers in Bahrain, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

2.32 Accuracy of Disclosure.

(a) All of the information set forth in the Due Diligence Data, and all other written information regarding the Company, its assets, operations, businesses, liabilities, financial performance, revenues, net income and prospects that has been delivered to Buyer or any of its Representatives by or on behalf of Sellers or any of Sellers’ Representatives, is accurate, correct and complete in all material respects.

(b) None of this Agreement, the other Transaction Documents or the Due Diligence Data, taken together, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading. To the Knowledge of Sellers, there is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability) that may have a Material Adverse Effect on the Company.

2.33 Status and Investment Intent.

(a) Accredited Investor. Each Seller is as of the date hereof, and shall be as of the Closing Date, an “accredited investor” as defined in Rule 501 under the United States Securities Act of 1933, as amended (the “Securities Act”).

(b) Investment Intent. Each Seller is acquiring its portion of the Buyer Shares for investment purposes only for its own account and not with the view to, or with any intention of, resale, distribution or other disposition thereof, in violation of the Securities Act. No Seller has a direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of Buyer Shares, in violation of the Securities Act or any other applicable state securities law.

(c) Restricted Securities. Each Seller acknowledges that the Buyer Shares are “restricted securities” that, until registered under Section 5.10, may not be freely sold or transferred except pursuant to an exemption from registration under the Securities Act.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as of the date hereof to Sellers as follows:

3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreements. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to carry out the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. Each of this Agreement and the other Transaction Documents constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Document by Buyer do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of Buyer’s Organizational Documents; (ii) any resolutions adopted by Buyer’s shareholders, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Buyer; or (iv) any provision of a Contract to which Buyer is a party;

(b) except as would not be reasonably be expected to have a Material Adverse Effect on Buyer, give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Buyer is a party; or

(c) require Buyer to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

3.4 No Litigation. There is no action pending or, to the Knowledge of Buyer, threatened, against Buyer or its affiliates which would reasonably be expected to prevent, hinder or delay the consummation of the Transaction or the performance of this Agreement.

3.5 Financing. Buyer has (i) and will have at Closing, sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the Transaction, (ii) and will have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transaction Documents, and (iii) not incurred, and will not incur, any obligation, commitment, restriction or liability of any kind, absolute or contingent, which would be reasonably likely to impair or adversely affect its ability to pay the Purchase Price or any other amounts payable pursuant to the Transaction Documents as they become due and payable.

3.6 Due Diligence. Without limiting, modifying or otherwise affecting the indemnification obligations of Sellers contained in Article 8 and the representations, warranties and covenants of the Sellers under this Agreement and the other Transaction Documents (and the Buyer’s right to rely thereon), Buyer makes the following representations. Buyer has conducted its own due diligence in relation to the Shares and the Company and all relevant aspects related to the Transaction, having satisfied itself with the extent and results of, and knowledge acquired from, such investigation, review and due diligence before making its decision to enter into this Agreement and purchase the Shares under the terms set out herein. Buyer has engaged and was supported in the course of its investigation, review and due diligence by all internal and external professional resources and advisors (including financial, accounting, tax, legal, commercial, technical and others) as deemed appropriate by Buyer in order to assist it in taking its decision to enter into this Agreement and purchase the Shares under the terms set out therein. Without limiting the generality of the foregoing, prior to the execution of this Agreement Buyer received and reviewed the Due Diligence Data and completed a thorough review and analysis of the Due Diligence Data to its satisfaction.

ARTICLE 4. PRE-CLOSING COVENANTS

4.1 Sellers’ Conduct of the Company Prior to Closing. From the date of this Agreement until the Closing Date, each Seller and the Company shall, and shall use their best efforts to cause their respective officers, directors and employees, to:

(a) Conduct the business of the Company in the ordinary course of business and consistent with past practice;

(b) Pay all of the Liabilities and Taxes of the Company when due, subject to good faith disputes over such Liabilities or Taxes;

(c) Prosecute any pending applications for Intellectual Property registration;

(d) Maintain the Company’s rights in and to material Company Intellectual Property;

(e) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Company consistent with past practice; and

(f) Use reasonable commercial efforts to (i) preserve intact all rights of the Company to retain its Employees (in each case in accordance with past practice, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this clause); and (ii) maintain good relationships with Employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having dealings with the Company.

4.2 Restrictions on Sellers’ Conduct of the Company Prior to Closing. From the date of this Agreement until the Closing Date, and with the exception of (i) any acts which are mandatorily required by applicable laws or regulations or (ii) with the written consent of Buyer, neither Sellers nor the Company shall, and shall use their best efforts to cause their respective shareholders, officers, directors and employees, not to:

(a) Make any material change affecting the Company which is not in the ordinary course of business or consistent with past practice, including (i) material changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) material changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any material capital expenditures or deferrals of capital expenditures; (iv) material deviations from operating budgets or plans on sales and profitability; or (v) other than in the ordinary course of business or consistent with past practice, change in a material respect any of its material business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

(b) Sell, transfer, lease, license or otherwise encumber any material assets of the Company, except in the ordinary course of business or consistent with past practice;

(c) Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a Material Adverse Effect on the Company or materially impair Buyer’s ability to conduct the Company in substantially the same manner and condition as currently conducted;

(d) Acquire by merging or consolidating the Company with, or by the Company purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(e) Take any material action not announced prior to the date of this Agreement regarding material customers, suppliers or distributors of the Company, including providing material promotions, coupons, discounts or price increases, except in the ordinary course of business or consistent with past practice;

(f) Enter into any material agreements or commitments related to the Company which would be a Company Contract as of the Closing, except in the ordinary course of business or consistent with past practice;

(g) Violate any Legal Requirement applicable to the Company;

(h) Make a material change to the Company Products or any material services sold by the Company, except in the ordinary course of business or consistent with past practice;

(i) Violate, terminate or amend in a material respect any Material Contract or Governmental Approval relative to the Company, except as required by Legal Requirements;

(j) Commence a material Proceeding in connection with the Company other than for (i) the routine collection of receivables or (ii) injunctive relief on the grounds that the Company has suffered immediate and irreparable harm not compensable in money damages or (iii) otherwise for the preservation of any other right of the Company;

(k) Purchase, lease, license or otherwise acquire any assets for use in the Company, except in the ordinary course of business or consistent with past practice;

(l) Make any capital expenditure for the Company in excess of USD $25,000, individually or USD $75,000 in the aggregate, except such capital expenditures which are fully paid for prior to the Closing;

(m) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person in connection with the Company, including any of the customers, or Employees of the Company, other than those made in the ordinary course of business or consistent with past practice;

(n) In relation to the Company, borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty, except in the ordinary course of business or consistent with past practice;

(o) Change in any material respect the accounting methods, principles or practices of the Company, except insofar as may be required by a change in IFRS or to comply with Sellers’ accounting principles or policies;

(p) Change in any material respect the terms of the accounts or other payables attributable to the Company or its receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts attributable to the Company or its receivables, except in the ordinary course of business or consistent with past practice;

(q) In relation to the Company, incur or become subject to any Liability or Encumbrance, except for current Liabilities and Encumbrances incurred in the ordinary course of business or consistent with past practice;

(r) Cause the Company to hire any new Employee or consultant, enter into or extend the term of any employment or consulting agreement, terminate any Employee or consultant who would otherwise remain with the Company after Closing (it being understood that termination of Employees or consultants for poor performance or for cause shall not constitute a violation of this clause), increase the annual level of compensation of any Employee or consultant in or to the Company (except for regular, scheduled compensation increases in the ordinary course of business), or grant any unusual and extraordinary bonuses, benefits or other forms of direct or indirect compensation to any Employee or consultant in or to the Company, except as otherwise contemplated in this Agreement;

(s) In relation to the Company, make any severance payments to any Employee or consultant, except payments made pursuant to written agreements outstanding as of the date of this Agreement;

(t) In relation to the Company, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in any case which would be binding on Buyer after the Closing;

(u) Fail to maintain the Company’s assets in good repair, order and condition, reasonable wear and tear excepted consistent with past practice; or

(v) Enter into any Contract to take any of the actions described in Sections 4.2(a) through (u) above.

4.3 No Solicitation. Until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, Sellers shall not, and shall not authorize or cause any other Person to, take any action to solicit, initiate, seek, knowingly encourage or respond to (other than clarifying a third party’s communication or informing a third party that Sellers cannot enter into discussions or furnish information) any inquiry, proposal or offer from, furnish any confidential information to, or participate in any discussions or negotiations with, any third party (other than Buyer or an affiliate thereof designated by Buyer) regarding any acquisition of, any merger or consolidation with or involving, or any acquisition of all or any material portion of the assets of the Company. If Sellers are approached in any manner by a third party concerning such a transaction, Sellers shall promptly inform Buyer regarding such contact and furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of the inquiring Person, and Sellers shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.

4.4 Certain Notifications.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the closing conditions set forth in Article 6 to be satisfied;

(ii) any exception to Section 4.2;

(iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v) any Proceedings commenced or, to the Knowledge of any Seller or the Company, threatened against, relating to or involving or otherwise affecting any Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.23 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 4.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

4.5 Access to Information. Except as is necessary or reasonably advisable to ensure compliance with respect to Legal Requirements and subject to any confidentiality obligations or applicable privileges (including privacy obligations under relevant employment law and attorney client privilege), from the date of this Agreement until the Closing, Sellers shall (a) permit Buyer and its Representatives reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers and Company, to premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company which are not available in the Due Diligence Data; (b) furnish Buyer with such financial, operating and other data and information related to the Company (including copies thereof) which is not available in the Due Diligence Data, as Buyer may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Company.

4.6 Reasonable Best Efforts. From the date of this Agreement until the Closing, each of Sellers and Buyer shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to the Closing set forth in Article 6.

4.7 Public Announcements. Unless otherwise required by applicable laws or regulations or stock exchange requirements, the parties to this Agreement shall not make any public announcements in respect of this Agreement or the Transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

4.8 Regulatory Filings. Each of Buyer and Sellers shall use reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

4.9 Customer Retention. Within ten (10) days after the date of this Agreement, Buyer shall prepare, in consultation with Sellers, and send a joint letter to all distributors and customers of the Company notifying them of the general nature of the Transaction. Prior to the Closing, Sellers shall cooperate with Buyer to contact and encourage such distributors and customers to continue to purchase the Company Products following the Closing. During such period, marketing and sales personnel of Sellers and Buyer shall participate in joint visits to such distributors and customers as Buyer may reasonably specify, for the same purpose.

4.10 Intercompany Accounts and Contracts; Upstream Guaranties. On or prior to the Closing Date Sellers shall: (a) pay or cause to be paid to the Company all amounts owing by Sellers and its subsidiaries to the Company as of the Closing, if any, (b) terminate all amounts owing by the Company to Sellers or its Affiliates as of the Closing, (c) terminate or cause to be terminated all Contracts between Sellers or its Subsidiaries, and the Company, and (d) cancel or cause to be cancelled all guaranties and security interests given by the Company on behalf of Sellers or any of its subsidiaries, in each case except as otherwise mutually agreed by Sellers and Buyer.

4.11 Employees. At Closing, Sellers shall deliver to Buyer written resignations, effective on the Closing Date in the case of Mr. António Murta and effective within thirty (30) calendar days after the Closing Date in case of Mr. Marco Leal, of the directors (gerentes) of the Company set forth on Schedule 4.11(i), and Buyer shall deliver a written employment contract effective on the Closing Date to be entered into on the Closing Date with those individuals set forth on Schedule 4.11(ii).

ARTICLE 5. POST-CLOSING COVENANTS

5.1 Sellers Intellectual Property.

(a) If Sellers or any assignee of Sellers owns or has any right or interest in any Company Intellectual Property that cannot be, or for any reason is not, assigned to Buyer at the Closing, Sellers (i) shall provide Buyer with a reasonably detailed list of all such Company Intellectual Property; (ii) shall use its reasonable efforts to cause the assignment as promptly as practicable after the Closing and (iii) hereby grants or shall cause to be granted to Buyer, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable and exclusive license to Exercise All Rights in and to such Company Intellectual Property.

(b) If Buyer is unable to enforce Company Intellectual Property transferred to it hereunder against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Sellers agrees to assign, to the extent legally practicable, to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name.

(c) Sellers shall, promptly following the Closing, use reasonable efforts to procure that all Encumbrances on any Company Intellectual Property, which Encumbrances were in existence prior to the Closing Date, are released and cleared from the record of each such Company Intellectual Property. In the event that Sellers is unable to procure the release and clearance of any such Encumbrance on any Company Intellectual Property, Sellers shall indemnify, defend and hold harmless Buyer from and against any and all Buyer Damages arising out of any claim against Buyer seeking to enforce such Encumbrance.

5.2 Cooperation. After the Closing, to the extent applicable and upon the reasonable request of Buyer, Sellers shall use reasonable efforts to (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer, at Buyer’s expense, to effect, record or verify the transfer to, and vesting in Buyer, of Sellers’ right, title and interest in the Company and the Shares, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (b) cooperate, to the extent necessary, with Buyer, at Buyer’s expense, to enforce the terms of any Company Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of the Company before the Closing Date. After the Closing, Sellers shall use reasonable efforts to: (i) cooperate with Buyer, at Buyer’s expense, in its efforts to continue and maintain for the benefit of the Company those business relationships of the Company existing prior to the Closing; (ii) refer to Buyer all inquiries relating to the business of the Company; and (iii) promptly deliver to Buyer, at Buyer’s expense, (A) any mail, packages and other communications addressed to Sellers relating to the Company and (B) any cash or other property that Sellers receives and that properly belongs to the Company. Neither Sellers nor any of its Representatives shall take any action that is intended and designed to diminish the value of the Company after the Closing or to interfere with the Company after the Closing, including disparaging to customers the name or business of Buyer or that of the Company after the Closing.

5.3 Records and Documents. The records and documents in the possession of the Company and in control of Buyer at the Closing constitute all records and documents of or related to the Company that are necessary or appropriate for Buyer’s operation and conduct of the business of the Company after the Closing, and no such records or documents have been retained by Sellers or destroyed.

5.4 Transferred Trademarks. From and after the Closing, none of the Sellers shall use, directly or indirectly, (i) the term “iMobileMagic”, or any similar name, (ii) any of the domain names or URLs owned or used by the Company on the Closing Date, or (iii) any Trademarks or trade name owned by the Company at Closing.

5.5 Non-Competition Agreement.

(a) For and in consideration of the Transaction contemplated herein, during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Sellers shall not directly or indirectly (including through any subsidiary or Affiliate) engage in any Competitive Activity anywhere in the world.

(b) The term “Competitive Activity” shall mean (i) engaging in any activity that is directly competitive with the Company as currently conducted; (ii) engaging in the development or distribution of any product or service that is directly competitive with any Company Product or any product or service currently under development by the Company; or (iii) diverting or attempting to divert from the Company any business of any kind in which it is engaged, including the solicitation of or interference with any suppliers, contractors, or customers. For this purpose, the activity which is currently conducted by the Company is family location and parental control products. For the avoidance of doubt, this shall not prevent the Sellers from investing or participating in the share capital of any companies which make, produce, develop and/or sell iOS or Android applications provided that such companies do not carry out a Competitive Activity as identified above.

(c) It is the understanding of the parties that the scope of the covenants contained in this Section 5.6 are necessary to protect the rights of Buyer and the goodwill that is a part of the Company. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Sellers in the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in each of paragraphs (a)-(b) above shall be deemed, and shall be construed as separate and independent agreements between Buyer on the one hand, and Sellers on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(d) The parties agree that, in the event of breach or threatened breach of Sellers’ covenants in this Section 5.6, the damage or imminent damage to the value and the goodwill of Buyer and the Company may be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Buyer shall be entitled to seek injunctive relief against Sellers in the event of any breach or threatened breach of any of such covenants by Sellers, in addition to any other relief (including damages) available to Buyer under this Agreement or under applicable law.

(e) The parties agree that the covenants of Sellers not to compete contained in this Section 5.6 may be assigned by Buyer to any Person to whom may be transferred the Company by the sale or transfer of their business and assets or otherwise. It is the parties’ intention that these covenants of Sellers shall inure to the benefit of any Person that may succeed to the Company or Buyer with the same force and effect as if these covenants were made directly with such successor.

5.6 Non-Solicitation of Employees. From the date hereof until three (3) years after the Closing Date, no Seller shall, directly or indirectly, solicit for employment any Employee of the Company at Closing; provided, however, that this Section 5.7 (i) shall not preclude any Seller from soliciting for employment or hiring any such individual who responds to a general solicitation through a public medium, employment firm or otherwise that is not targeted at the Company’s Employees or the Company and (ii) shall not apply to any Employee whose employment with Buyer or its successor is involuntarily terminated by the Company after the Closing.

5.7 Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or stock exchange regulations, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable commercial efforts (subject to statutory requirements and/or constraints) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.8 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.9 Dissolution of Sellers. To ensure the ability of Sellers to satisfy any Buyer Damages arising under Article 8, the Transaction Documents or otherwise from the transactions contemplated by this Agreement, each Seller which is not a natural person shall not, without the prior written consent of Buyer, liquidate, dissolve or wind up its affairs prior to the Survival Date specified in Section 8.1.

5.10 Registration Rights.

(a) The following terms are defined as follows for purposes of this Section 5.10:

(i) “Effective Date” means with respect to the Registration Statement the earlier of the 90th day following the respective date of filing with the SEC and the date which is within five (5) Business Days of the date on which the SEC informs Buyer that the SEC (i) will not review the Registration Statement or (ii) that Buyer may request the acceleration of the effectiveness of the Registration Statement.

(ii) “Holder” means each Seller and any of their respective affiliates or transferees to the extent any of them hold Registrable Securities.

(iii) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

(iv) “Registrable Securities” means: (i) the Buyer Shares, and (ii) the shares of Buyer’s common stock issued or issuable as a result of any stock dividend or stock split with respect to the Buyer Shares or in connection with a combination of shares, recapitalization, consolidation or other reorganization; provided, however, that no shares shall be treated as Registrable Securities that are (x) sold by a Holder or (y) in the opinion of counsel to Buyer, may be freely sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed from such shares upon consummation of such sale.

(v) “Registration Expenses” shall mean all expenses incurred by Buyer in compliance with Section 5.10 hereof, whether or not any registration statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to such registration statement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Buyer, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Buyer, which shall be paid in any event by Buyer).

(vi) “Selling Expenses” shall mean all brokerage commissions, underwriting or placement fees, and fees and disbursements of counsel for the Holders, if any, relating to the sale or disposition of Registrable Securities by the Holders pursuant to any Registration Statement filed pursuant to this Section 5.10,

(b) Registration of Initial Shares. Subject to the provisions of this Section 5.10, Buyer shall file, not later than 30 days after the Closing Date, and use its best efforts to cause to be declared effective not later than 90 days after such filing date (the “Initial Effective Date”), a registration statement (the “Registration Statement”) on any appropriate form under the Securities Act for all Initial Shares included in Registrable Securities, such as to permit the public resale of such Initial Shares. In the event Buyer fails to cause such Registration Statement to be declared effective by the Effective Date, Buyer shall pay to each Holder, as liquidated damages and not as a penalty, on each monthly anniversary of the Effective Date and until such Registration Statement is declared effective, an amount equal to 0.75% of the value of all or any portion of the Initial Shares included in Registrable Securities that are not registered, with such value determined based on the Closing Share Price.

(c) Registration of Escrowed Shares. Upon release of the Escrowed Shares (or any portion thereof) to the Holders under the Escrow Agreement, Buyer shall file, not later than 30 days after the date of such release (the “Release Date”), and use its best efforts to cause to be declared effective not later than 90 days after such filing date (the “Escrow Effective Date”), a Registration Statement on any appropriate form under the Securities Act for all Escrowed Shares released to the Holders included in Registrable Securities. In the event Buyer fails to cause such Registration Statement to be declared effective by the Escrow Effective Date, Buyer shall pay to each Holder, as liquidated damages and not as a penalty, on each monthly anniversary of the Escrow Effective Date and until such Registration Statement is declared effective, an amount equal to 0.75% of the value of all or any portion of the Escrowed Shares released to the Holders and included in Registrable Securities that are not registered, with such value determined based on the Closing Share Price.

(d) Registration Procedures. In connection with Buyer’s registration obligations hereunder, Buyer shall:

(i) Prepare and file with the SEC a Registration Statement on Form S-3 (or if Buyer is not then eligible to register for resale the Registrable Securities on Form S-3 such registration shall be on another appropriate form in accordance herewith) in accordance with the method or methods of distribution thereof specified by the Sellers, and cause the Registration Statement to become effective and remain effective as provided herein.

(ii) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for a period of two (2) years; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) respond promptly to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and promptly provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented.

(iii) Promptly notify the Sellers: (i) if the SEC notifies Buyer if there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement; (ii) when the Registration Statement and any post-effective amendment thereto has become effective; and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose.

(iv) Buyer shall promptly furnish to Holder’s counsel, if any, without charge, (i) any correspondence from the SEC or the SEC’s staff to Buyer or its representatives relating to any Registration Statement and (ii) promptly after the same is prepared and filed with the SEC, a copy of any written response to the correspondence received from the SEC.

(v) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to a Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as such Holder may request at least two (2) business days prior to any sale of Registrable Securities.

(e) Information by Holders. The Holders shall furnish to Buyer such information regarding such Holder and the distribution proposed by the Holders as Buyer may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

(f) Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 5.10 shall be borne by Buyer, and any and all Selling Expenses shall be borne by the Holders.

(g) Indemnification.

(i) Buyer will indemnify and hold harmless each Holder and, with respect to any Holder that is not a natural person, its directors and officers and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by applicable law with respect to each registration which has been effected pursuant to this Section 5.10 against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Buyer of the Securities Act or any rule or regulation thereunder applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance; provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Buyer by such Holder. If any action or proceeding shall be brought or asserted against any Holder in respect of which indemnity may be sought from Buyer, such Holder shall promptly notify Buyer in writing and Buyer shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Holder and the payment of all expenses. Buyer shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, Buyer agrees to indemnify and hold harmless the Holders from and against any loss or liability by reason of such settlement or judgment.

(ii) Each Holder agrees to indemnify and hold harmless Buyer, its directors and officers and each Person, if any, who controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Buyer to such Holder, but only with respect to information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against Buyer or its directors or officers or any such controlling person, in respect of which indemnity may be sought against a Holder, such Holder shall have the rights and duties given Buyer, and Buyer or its respective directors or officers or such controlling person shall have the rights and duties given to each holder by the preceding paragraph. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Conditions to Buyer’s Obligation to Close. The obligations of Buyer to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in writing:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Sellers set forth in Article 2 shall have been true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) Sellers shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by Sellers as of the Closing Date.

(b) Deliveries. Sellers shall have executed and delivered to Buyer all Transaction Documents to which Sellers or the Company is intended to be a party.

(c) Indebtedness. The Company shall be free of Indebtedness at the Closing (excluding the Shareholders Credit).

(d) No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced by a Governmental Authority against Buyer, or against any Representative of Buyer (i) involving any challenge to, or seeking to enjoin the Transaction; or (ii) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction, in each of the foregoing cases in a material respect.

(e) No Material Adverse Effect. There shall not have occurred since the date of this Agreement any change, event or effect, which is continuing and that has had a Material Adverse Effect on the Company; provided, that the effects of the following events shall not be deemed to be a Material Adverse Effect: (i) any event which has not affected the Company disproportionally relative to other similar businesses in the industry in which the Company operates; (ii) any change or instability in the general economic or business conditions or securities trading or financial markets or systems or changes in analysts’ forecasts generally which does not have any disproportionate or unique effect on the Company; and (iii) war, terrorism, riots or hostilities, provided that such war, terrorism, riots or hostilities do not have a disproportionate or unique effect on the Company.

6.2 Conditions to Sellers’ Obligation to Close. The obligations of Sellers to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in writing:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Buyer set forth in Article 3 shall have been true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing as if made as of the Closing (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Buyer; and (ii) Buyer shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by Buyer as of the Closing Date.

(b) Deliveries. Buyer shall have delivered to Sellers the Purchase Price to be paid at Closing and shall have executed and delivered to Sellers all Transaction Documents to which Buyer is intended to be a party.

6.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Buyer or Sellers, as applicable, in writing:

(a) No Legal Impediments to Closing. All applicable waiting periods under applicable antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable antitrust laws shall have been obtained. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction. There shall not be any Legal Requirement in effect prohibiting Sellers from selling or Buyer from owning, operating or controlling the Company or that makes this Agreement or the consummation of the Transaction illegal.

ARTICLE 7. TERMINATION

7.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a) by the mutual written consent of Buyer and Sellers;

(b) by either Buyer or Sellers if (i) the non-terminating party is in breach of any provision of this Agreement, which breach would cause any of the conditions set forth in Article 6 not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Buyer or Sellers if the Closing has not occurred on or prior to July 31, 2016; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and

(d) by either Buyer or Sellers if an Order or Legal Requirement is in effect having the effect of permanently restraining, enjoining or otherwise prohibiting, in a material respect, the consummation of the Transaction, which Legal Requirement or Order is final and non-appealable.

7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 7 and Section 10.1 (“Expenses”), Section 10.7 (“Governing Law”), Section 10.8 (“Jurisdiction; Waiver of Jury Trial”) and Section 10.12 (“Notices”); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.3 Fees for Termination. If Buyer or Sellers terminates this Agreement pursuant to Section 7.1(b) by reason of the failure of the other party to comply with any covenant in this Agreement for which such other party is responsible, and the terminating party has complied with all covenants and satisfied all closing conditions contained in Article 6 for which the terminating party is responsible, then the non-terminating party shall promptly pay the terminating party for all of the terminating party’s reasonable out-of-pocket costs and expenses associated with the Transaction, not to exceed USD $100,000.

ARTICLE 8. INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) All representations and warranties of Sellers contained in Article 2 shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Survival Date”); provided, however, that Section 2.2 (“Organization of Company”) and Section 2.4 (“Capitalization of Company”) shall survive for the full period of any applicable statutes of limitations for claims, and provided, further, that any good faith claim for indemnification based upon a breach of any representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 8.4 shall survive until final resolution of such claim.

(b) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty, other than actual Knowledge of any fact set forth in this Agreement or the Sellers Disclosure Schedule.

(c) All representations and warranties of Buyer contained in Article 3 shall terminate on the Closing Date.

(d) The respective covenants, agreements and obligations of Sellers and Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing Date in accordance with their respective terms.

8.2 Indemnification by Sellers. Subject to the limitations set forth in this Article 8, each of the Sellers shall, severally and not jointly, indemnify, defend and hold harmless Buyer and its Representatives (the “Indemnitees”) from and against any and all Damages, whether or not involving a third-party claim (collectively, “Buyer Damages”), to the extent arising out of, relating to or resulting from:

(a) the failure of any representation or warranty of any Seller contained in Article 2 (including the Sellers Disclosure Schedule) to be true and correct (disregarding for purposes of this Section 8.2(a) any “materiality”, “in all material respects”, “Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating the amount of Buyer Damages);

(b) failure by Sellers to place Buyer in possession and control of 100% of the beneficial and record ownership of the capital stock of the Company at Closing; and

(c) any failure by Sellers to fully perform, fulfill or comply with any covenant set forth in this Agreement.

8.3 Exclusive Remedy. Recovery from Sellers pursuant to this Section 8 shall be the sole and exclusive remedy of the Indemnitees for all Buyer Damages for which they are entitled to be indemnified (the “Sellers Indemnification Obligations”), or under any other theory of liability in contract, tort, equity or otherwise arising out of, in connection with or related to this Agreement. None of the shareholders of the Sellers which are not a natural person shall be liable to Buyer or any Indemnitee for any Damages or other remedies arising out of, or in connection with or related to this Agreement, the other Transaction Documents or any representation, warranty, covenant or agreement contained herein or therein, except upon a violation of Section 5.9.

8.4 Procedure for Indemnification.

(a) Claims. Within sixty (60) days after becoming aware of any Buyer Damages for which it is entitled to be indemnified pursuant to Section 8.2 (but in no event later than the Survival Date), Buyer shall deliver to the Sellers a certificate signed by an appropriately authorized officer of Buyer (a “Claim Certificate”), (i) stating the aggregate amount of Buyer Damages or an estimate thereof, in each case to the extent known or determinable at such time and (ii) specifying in reasonable detail the individual items of such Buyer Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim and the section under this Agreement pursuant to which such item is related; provided, however, that no delay on the part of Buyer in notifying Sellers shall relieve Sellers of any liability or obligations hereunder, except to the extent that Sellers has been prejudiced thereby, and then only to such extent. In the absence of any objections to such Claim Certificate as provided in Section 8.4(b) by the date set forth in Section 8.4(b), Buyer shall, subject to the other provisions of this Agreement, including without limitation Section 8.6, be entitled to recover from Sellers the amount of such Buyer Damages in satisfaction of the Sellers Indemnification Obligations.

(b) Objection to Claim Certificate.

(i) The Sellers shall have thirty (30) days after delivery to them of a Claim Certificate to deliver to Buyer a written response to such Claim Certificate (a “Claim Response”). The Claim Response shall be a joint response on behalf of all Sellers, and shall identify a single Seller appointed to represent all Sellers for purposes of this Section 8.4(b) authorized to negotiate and settle the Claim Certificate on behalf of all Sellers (“Sellers Representative”). If after such thirty (30) day period the Sellers have delivered a Claim Response to Buyer which does not dispute any portion of the claims contained in the Claim Certificate, the Sellers Indemnification Obligations in the amount specified in the Claim Certificate shall become final (subject to Section 8.6). If after such thirty (30) days period the Sellers (i) have not delivered any Claim Response to Buyer or (ii) have delivered a Claim Response to Buyer which disputes any claims contained in the Claim Certificate, the Sellers Representative and Buyer shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers Representative and Buyer should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties.

(ii) If no such agreement can be reached after good faith negotiations, either Buyer or Sellers Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators in accordance with Section 10.8.

(c) Third-Party Claims. Within thirty (30) days after the assertion by any third party of any claim against any Indemnitee, but as long as there are at least ten (10) days until the end of the period during which the Sellers or the Company can oppose or contest such claim or issue a statement thereon (provided that there are at least ten days remaining when the claim is made) (a “Third-Party Claim”) that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Buyer Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Sellers a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnitee in notifying Sellers shall relieve Sellers of any liability or obligations hereunder, except to the extent that Sellers have been prejudiced thereby, and then only to such extent. The Sellers shall have the right, but not the obligation, exercisable in their sole discretion by written notice to the Indemnitee within thirty (30) days of receipt of notice from the Indemnitee of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim, either directly or by appointment of a single Sellers Representative to represent all Sellers for purposes of this Section 8.4(c) authorized to assume the defense and control the settlement of such Third-Party Claim on behalf of all Sellers. The Indemnitee shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim. If the Sellers do not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnitee shall undertake the defense of such Third-Party Claim. In the event that the Sellers have assumed the defense of any Third-Party Claim, the Sellers or the Sellers Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnitee, in which case, no such consent shall be required. The Indemnitee shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Sellers have not assumed the defense. Whether or not the Sellers elect to defend or prosecute any Third-Party Claim, all parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.5 Purchase Price Adjustment. Sellers and Buyer agree to treat each indemnification payment which is made pursuant to this Article 8 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by any applicable Legal Requirement.

8.6 Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, under no circumstances will the aggregate of all Buyer Damages and other liabilities of Sellers under this Agreement exceed One Hundred Thousand Euro (€100,000) (the “Sellers’ Indemnification Cap”); provided, however, that the Sellers’ Indemnification Cap shall not apply to any Sellers Indemnification Obligation arising out of, relating to or resulting from:

(i) fraud or intentional misrepresentation by Sellers, or

(ii) breach of any of Sellers’ representations and warranties contained in Section 2.17 (“Intellectual Property”), in which case the aggregate of all Buyer Damages and other liabilities of Sellers under this item (ii) shall not exceed Three Hundred Thousand Euro (€300,000); or

(iii) breach of any of Sellers’ representations and warranties contained in Section 2.1 (“Organization of Sellers”), Section 2.2 (“Organization of Company”), Section 2.3 (“Organizational Documents”), Section 2.4 (“Capitalization of Company”), Section 2.23 (“Proceedings”), Section 2.24 (“Environmental”), or Section 2.24 (“Taxes”), in which case the aggregate of all Buyer Damages and other liabilities of Sellers under items (i) and (ii) shall not exceed 50% (fifty percent) of the Received Consideration. For this purpose: (i) “Received Consideration” means the cash amount which has been paid and delivered by Buyer to the Sellers and the Closing Share Price of the shares which have been transferred to the Sellers hereunder; and (ii) the Sellers shall have the right, at their sole discretion, to elect to pay any Buyer Damages which may be due hereunder by payment in cash and/or delivery of such shares at the Closing Share Price.

Moreover, Sellers shall have no liability with respect to any single Damage which does not exceed Ten Thousand Euro (€10,000) and Sellers shall have no liability unless all the Damages in the aggregate exceed Twenty Five Thousand Euro (€25,000), after which Buyer shall be entitled to recover all Buyer Damages including the basket.

(b) Notwithstanding anything herein to the contrary: (i) no claim for Buyer Damages related to or arising from (A) the value, condition or availability of any Tax asset of Sellers or (B) the ability of Buyer or its Affiliates to utilize such Tax asset following the Closing, shall be subject to a claim for recovery by any Indemnitee hereunder; (ii) any Buyer Damages recoverable from Sellers hereunder shall be reduced in amount by any Tax benefits and insurance proceeds that may be realized by the Company or any Indemnitee, and Buyer and any Indemnitees shall, as a condition to receiving any amounts from Sellers or otherwise seeking recovery hereunder, use all reasonable efforts to realize such benefits or proceeds; (iii) no Buyer Damages shall be recoverable from Sellers hereunder that (A) constitute punitive, consequential, incidental, indirect or special damages, moral damages or loss of profit, (B) could have been avoided through reasonable efforts to mitigate such Damages which were not taken by Buyer, the Company and/or any Indemnitees or (C) are Taxes that are attributable to Buyer under this Agreement; and (iv) the amount of any Damages subject to recovery under Article 8 shall be calculated net of any amounts specifically accrued or reserved for in the Financial Statements of the Company, as adjusted for the passage of time through the Closing Date in accordance with IFRS consistently applied.

(c) No liability shall arise in respect of any breach of this Agreement or otherwise if and to the extent that any claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in practice of the authorities.

ARTICLE 9. TAX MATTERS

9.1 Notwithstanding any Legal Requirements to the contrary, Buyer shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Sellers will join in the execution of any such Tax Returns and other documentation.

9.2 No agreement exists between Sellers and the Company regarding allocation or payment of Taxes or amounts in lieu of Taxes.

9.3 Sellers will be responsible for the preparation and filing of all Tax Returns of Sellers (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Sellers’ ownership or operation of the Company for a Pre-Closing Period. Sellers’ Tax Returns to the extent they relate to the Company shall be true, complete and correct in all material respects and prepared in accordance with applicable law.

9.4 All real property, personal property, ad valorem or other similar Taxes levied with respect to the Company for a Taxable period which includes (but does not end on) the Closing Date have been fully and properly accrued for and reserved in the Financial Statements.

9.5 To the extent relevant to the Company, each party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Expenses. Except as otherwise expressly provided for herein, whether or not the Transaction is consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel), and no such fees, costs or expenses shall be a liability or obligation of the Company (whether or not accrued on the financial statements of the Company) following the Closing.

10.2 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”

10.3 Further Assurances. Each party agrees (a) to furnish upon reasonable request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

10.4 Entire Agreement. This Agreement, including the other documents and agreements specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement.

10.5 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.

10.7 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of Portugal, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

10.8 Jurisdiction; Waiver of Jury Trial.

(a) Any dispute arising from this Agreement (including a dispute as to the existence, validity or termination thereof) or connected thereto, including disputes concerning non-contractual obligations arising out of or in connection with this Agreement, will be definitively resolved according to terms of the Arbitration Regulation of the Arbitration Centre of the Portuguese Commerce and Industry Chamber (“Centro de Arbitragem Comercial”), by three arbitrators appointed pursuant to such Regulation, one being appointed by the Buyer and another appointed by the Sellers, with these two appointed arbitrators appointing the respective presiding arbitrator. The appointment of the presiding arbitrator cannot be appealed. In the course of the arbitration procedure, the parties shall remain bound to the performance of the obligations contained in this Agreement and the termination of this Agreement will not determine the termination of the arbitration clause or the termination of an arbitration procedure which has be brought by any party. The arbitration shall take place in Lisbon and shall be entirely conducted in the English language. Each party shall pay the fees and costs of its advisers. The cost of any arbitration procedure shall be borne by the losing party, concerning any disputed claim over which such party has not prevailed, and the arbitrators shall allocate the costs as part of any other rules issued thereby.

(b) To the extent permitted under Legal Requirements, each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.

10.9 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

10.10 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.11 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

10.12 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by confirmed electronic mail, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or electronic mail of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by electronic mail, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, seven (7) Business Days after the date of deposit in the mail. A notice of change of address or electronic mail address shall be effective only when done in accordance with this Section 10.12.

To Buyer:	Smith Micro Software Inc.
51 Columbia
Aliso Viejo, CA 92656 USA
Attention: William W. Smith, Jr.
Email: bsmith@smithmicro.com

With copies to (which shall not constitute notice):	Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067 USA
Attention: Allen Z. Sussman, Esq.
Email: asussman@loeb.com

To Sellers:	At the address listed for each Seller on Exhibit A.

With copies to (which shall not constitute notice):	SRS Advogados
Rua D. Francisco Manuel de Melo, 21
1070-085 Lisbon, Portugal
Attention: Gustavo Ordonhas Oliveira
Email: gustavo.oliveira@srslegal.pt

10.13 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

10.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart by facsimile or in electronic (i.e., “pdf’ or “tif’ format) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.15 Public Announcements. Except in respect of any announcement required by applicable Legal Requirements, no party shall issue any press release or otherwise make any public announcement regarding the transactions contemplated hereby or any party hereto without the consent of such party, which consent shall not be unreasonably withheld, conditioned or delayed.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed on its behalf by their respective officers, thereunto duly authorized as of the date first written above.

“BUYER” SMITH MICRO SOFTWARE, INC.

By:	/s/ William W. Smith, Jr.
Name: William W. Smith, Jr.
Title: Chief Executive Officer
“SELLERS”
Marco Leal		Skybusiness, S.A.

/s/ Marco Leal		By:	/s/ Carlos Nuno Alves de Oliveira
Name: Carlos Nuno Alves de Oliveira Title: Director

Blue Wave, S.A.		Pathena, S.A.

By:	/s/ António Manuel Nestor Ribeiro	By:	/s/ Vitor Manuel da Rocha Dinis
Name: António Manuel Nestor Ribeiro Title: Director		Name: Vitor Manuel da Rocha Dinis Title: Director

SIGNATURE PAGE

EXHIBIT A

SELLERS

SELLERS:

1. Marco Leal

–	1 (one) share (quota) of the Company with nominal value of €1,250 (25%)
–	Shareholder loan in the Company in amount of €7,500
–	1 (one) share (quota) of Fammly, Lda. with nominal value of €1 (0.1%)

2. Skybusiness, S.A.

–	1 (one) share (quota) of the Company with nominal value of €750 and 1 (one) share (quota) of the Company with nominal value of €625 (27.5%)
–	Shareholder loan in the Company in amount of €8,250

3. Blue Wave, S.A.

–	1 (one) share (quota) of the Company with nominal value of €1,375(27.5%)
–	Shareholder loan in the Company in amount of €8,250

4. Pathena, S.A.

–	1 (one) share (quota) of the Company with nominal value of €1,000 (20%)
–	Shareholder loan in the Company in amount of €6,000

EXHIBIT B

CERTAIN DEFINITIONS

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached (including the Sellers Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Balance Sheet Date” shall have the meaning specified in Section 2.8(a).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in California or Portugal are authorized or required by law to be closed.

“Buyer” shall mean Smith Micro Software, Inc., a Delaware corporation.

“Buyer Damages” shall have the meaning specified in Section 8.2.

“Buyer Shares” shall mean the Initial Shares and Escrowed Shares.

“Claim Certificate” shall have the meaning specified in Section 8.4(a).

“Claim Response” shall have the meaning specified in Section 8.4(b)(i).

“Closing” shall have the meaning specified in Section 1.3.

“Closing Date” shall have the meaning specified in Section 1.3.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals.

“Company Contracts” shall mean any Contract to which the Company is a party or pursuant to which the Company or any of its assets are subject or bound.

“Company Intellectual Property” shall mean: (i) the Intellectual Property Rights owned or exclusively licensed by the Company that are not Registered Intellectual Property, including unregistered Copyrights and the Trade Secrets rights embodied, in or disclosed by the Company Software; (ii) the Trade Secrets related to the Company; (iii) all goodwill of the Company associated with any Trademarks included in the foregoing throughout the world; and (iv) with respect to all of the foregoing, the right to pursue third parties for claims of misappropriation or infringement based on acts occurring prior to Closing.

Exhibit B

“Company Products” shall have the meaning specified in Section 2.12.

“Company Securities” shall have the meaning specified in Section 2.4(a).

“Company Software” means that software (in source and object code form): (i) in which a Copyright is owned or exclusively licensed by the Company, (ii) which is used primarily in, and necessary to, the operation of the Company, and (ii) which, if material, is listed on Schedule 2.17(h). Company Software includes Company Products.

“Competitive Activity” shall have the meaning specified in Section 5.5(b).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any legally binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Due Diligence Data” shall mean the information concerning the Company, the Sellers and the Shares disclosed by the Sellers or the Company to the Buyer and its advisers, including the information made available in the electronic data room organised in Dropbox under the project name “Sunshine DD” between 21 June 2016 and the Closing Date, as well as the written answers provided to the questions raised in the context of the due diligence carried out by the Buyer and its advisers to the Company and the information provided by the Sellers or their advisers to the Buyer or its advisers, all of which is included in a non-editable CD-Rom to be delivered by the Sellers to the Buyer on the date of execution of this Agreement (the “Due Diligence Disk”).

“Employee” shall have the meaning specified in Section 2.20(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, reservation, limitation, impairment, imperfection

Exhibit B

of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of clarity, it is understood that a license or covenant not to sue with respect to Intellectual Property Rights is not within the foregoing definition of Encumbrance.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Laws” shall have the meaning specified in Section 2.24(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise All Rights” shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.

“Financial Statements” shall have the meaning specified in Section 2.8(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) body of government having jurisdiction over a nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Consent” shall have the meaning specified in Section 2.5(b).

Exhibit B

“Hazardous Material” shall have the meaning specified in Section 2.24(a).

“Hazardous Materials Activities” shall have the meaning specified in Section 2.24(b).

“IFRS” means International Financial Reporting Standards developed by the International Accounting Standards Board, in effect on the date on which they are to be applied pursuant to this Agreement and applied consistently throughout the relevant periods.

“Indebtedness” means any liability or obligation under or for any of the following, in each case to the extent any related amount is actually owed: (a) indebtedness for borrowed money, including the principal and accrued and unpaid interest thereon and any guaranty of owed money; (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument; (c) letter of credit or surety bond, the extent drawn upon and then only the outstanding amount required to be paid; (d) capital lease; (e) deferred purchase price of any property; and (f) conditional sale obligations, excluding trade accounts payable in the ordinary course of business.

“Indemnitees” shall have the meaning specified in Section 8.2.

“In-Licenses” shall have the meaning specified in Section 2.17(c).

“Insurance Policies” shall mean insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Company.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property, including, without limitation, United States and foreign (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“IP Licenses” shall have the meaning specified in Section 2.17(d).

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) such individual would be reasonably expected to be aware of such fact or other matter in the ordinary and usual course of the performance of their professional and employment responsibilities. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of its officers or directors has Knowledge of such fact or other matter as provided in the first sentence of this paragraph. A Seller which is an entity shall be deemed to have “Knowledge” of a particular fact or other matter if any of its officers or directors has Knowledge of such fact or other matter as provided in the first sentence of this paragraph.

“Leased Real Estate Property” means the real estate property leased by the Company under the Real Estate Property Lease.

Exhibit B

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

“Material Adverse Effect” means any event, change or effect that, when taken individually or together, is or is reasonably likely to be materially adverse to the Company, or to prevent or materially delay consummation of the Transaction or otherwise to prevent Sellers from performing its obligations in material respects under this Agreement.

“Material Contracts” shall have the meaning specified in Section 2.14(a).

“Non-Paying Party” shall have the meaning specified in Section 9.5.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Organizational Document” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, constitution, deed of formation, and by-laws, or similar documents, each as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, or similar documents, each as amended, (iii) with respect to any general partnership, its partnership agreement or similar document, as amended, and (iv) with respect to any limited liability company, its articles of organization and operating agreement, or similar documents, each as amended and in each case as applicable for the relevant jurisdiction.

“Out-Licenses” shall have the meaning specified in Section 2.17(d).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the business of the Company.

“Person” shall mean any individual, Entity or Governmental Authority.

Exhibit B

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, audit or examination that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Publicly Available Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models.

“Purchase Price” shall have the meaning specified in Section 1.2.

“Real Estate Property Lease” means the lease agreement entered into between the Company and the lessor in relation to the lease by the Company of the Leased Real Estate Property.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Sellers shall be deemed to be “Representatives” of Sellers.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers” shall mean the entities and persons identified on Exhibit A hereto.

“Sellers Disclosure Schedule” shall have the meaning specified in Article 2.

“Sellers Indemnification Obligations” shall have the meaning specified in Section 8.3.

“Sellers’ Indemnification Cap” shall have the meaning specified in Section 8.6(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

Exhibit B

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Third-Party Claim” shall have the meaning specified in Section 8.4(c).

“Trade Secrets” shall mean all trade secrets rights under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Sellers or the Company with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information).

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses, URLs and general-use e-mail addresses.

“Transaction” shall mean, collectively, all of the transactions contemplated by this Agreement, including without limitation the Buyer’s purchase of the Shares for the Purchase Price.

“Transaction Documents” shall have the meaning mean specified in Section 1.5.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Shares or assets of the Company to Buyer, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“Yearend Financial Statements” shall have the meaning specified in Section 2.8(a).

Exhibit B

EXHIBIT C

ESCROW AGREEMENT